EXHIBIT 10.1
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (“Agreement”) is made and entered into this 26th day of January, 2010, by and between WILLIAM H. SCHAFER (“YOU” or “YOUR”) and DEVELOPERS DIVERSIFIED REALTY CORPORATION (“DDR”). This Agreement also will be binding on YOUR heirs, successors and assigns.
     DDR and YOU have agreed that YOUR employment with DDR will terminate on February 15, 2010 (“Separation Date”). Pursuant to the terms of the Amended and Restated Employment Agreement, dated as of December 29, 2008, between YOU and DDR (the “Employment Agreement”), the termination of YOUR employment with DDR will be designated a termination without cause (in accordance with Section 2(c) of the Employment Agreement) and YOU acknowledge that DDR has provided YOU with ninety-days’ notice or YOU have hereby waived any applicable ninety-days’ notice requirement under the Employment Agreement. YOU will be deemed to have resigned from all offices and directorships with DDR as of the Separation Date.
     Under the terms of this Agreement, DDR and YOU further agree as follows:
1.	Based upon the consideration set forth in this Agreement (as described in Paragraph 5), YOU agree to release DDR, its successors, owners, assigns, divisions, affiliates, Board, officers, trustees, shareholders, directors, and employees (hereinafter collectively termed the “DDR Released Parties”) from any claims that have arisen or may arise out of YOUR employment with and separation from DDR, whether now known or unknown, including, but not limited to, all claims for wrongful discharge; constructive discharge; all claims of breach of express or implied contract, or promissory estoppel; all claims for damages resulting from injuries, harassment, mental anguish and emotional distress; any claim of discrimination on any basis including race, color, national origin, religion, sex, age or disability arising under any federal, state or local statute, ordinance, order or law; all claims of breach of public policy or tort; all claims of defamation; and all other claims under Ohio or federal law, including, but not limited to, age discrimination under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Ohio R.C. Chapter 4112, and/or discrimination under Title VII of the 1964 Civil Rights Act, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 1981, and 42 U.S.C. § 1983. While YOU acknowledge and understand that by this Agreement YOU release, among other things, any and all past and present rights to recover money damages arising out of YOUR employment and termination, the parties agree that this Agreement shall not preclude YOU from filing any charge with the EEOC (or other governmental agency) or from in any way participating in any investigation, hearing, or proceeding of the EEOC (or other governmental agency).

2.	DDR’s officers, directors and executives and YOU agree not to defame, disparage or otherwise attempt to damage, or encourage any third party to defame, disparage or otherwise attempt to damage, YOUR name or YOUR reputation, as well as that of DDR, its shareholders, directors, officers, or employees.

3.	DDR agrees that in the event any prospective employer inquires of DDR as to a reference for YOU, DDR will, unless otherwise directed by YOU in writing, disclose only the dates of YOUR employment, the positions YOU held, and the base salary YOU were earning at the time of YOUR separation. Upon YOUR direction, a positive reference regarding YOUR service to DDR and YOUR character will be provided in a form reasonably satisfactory to YOU. All reference requests will be directed to Human Resources.

4.	DDR agrees that it will not contest any claim for unemployment compensation made by YOU. However, DDR will truthfully respond to any inquiry from the Ohio unemployment commission.

5.	YOUR final day of employment is the Separation Date, and any benefits provided to YOU pursuant to YOUR employment with DDR cease as of the Separation Date unless otherwise specifically provided at law or under this Agreement, or under any other DDR agreement that provides for benefits to be provided to YOU following termination of YOUR employment. As consideration for this Agreement, YOU shall receive severance pay equal to the aggregate sum of (a) one year of YOUR base salary of $305,000 that was in effect at the end of 2009, plus (b) an amount equivalent to YOUR maximum bonus opportunity of $244,000 for 2009 (as set forth on Exhibit A to the Employment Agreement), plus (c) an amount equal to $1,221,000 (which aggregate sum YOU and DDR agree equals a total gross amount of $1,770,000 (“Severance Pay”)). Following the conclusion of the Revocation Period (as described in Paragraph 6) without YOUR revoking this Agreement, $1,221,000 of Severance Pay will be payable in a lump sum payment, less all applicable deductions, within 10 business days, and $549,000 of Severance Pay will be payable in a lump sum payment, less all applicable deductions, on the first business day of the first calendar month following the Six Month Date (as such term is defined in the Employment Agreement). DDR also will continue YOUR health and dental benefits for YOU and YOUR eligible dependents (as defined by the applicable plan or plans) for a period of two years beginning with the Separation Date, unless and until YOU are eligible to receive from a subsequent employer alternative health and dental benefits which are substantially equivalent or greater than the health and dental benefits provided under this Agreement. The health and dental coverage that YOU and YOUR family will receive is the same coverage YOU receive as an active employee as of the Separation Date and will be provided under the same terms as those applicable to DDR’s active employees. DDR also will provide YOU, at DDR’s expense, with one year of outplacement services, and YOU and DDR acknowledge that both parties have previously agreed to the identity of the provider and nature of such outplacement services, with such services to be utilized to a reasonable extent by YOU. Further, DDR will pay the reasonable fees of counsel engaged by YOU to review this Agreement and to provide advice to YOU in connection with the execution of and receipt by YOU of payments under this Agreement; provided, however, that: (v) any reimbursement of eligible expenses will be paid within 30 days following YOUR written request for reimbursement, provided that YOU provide such written notice no later than 60 days before the last day of the calendar year following the calendar year in which the expenses were incurred so that DDR can make the reimbursement within the time periods required by Section 409A of the Internal Revenue Code of 1986, as amended; (w) the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement during any other calendar year; and (x) the right to reimbursement will not be subject to liquidation or exchange for any other benefit. YOU acknowledge (y) the sufficiency of the consideration described above for YOUR promises and the general release detailed in this Agreement and (z) that the payments, benefits and services described in this Paragraph 5 include (i) all amounts to which YOU would be entitled under the Employment Agreement, subject to YOUR execution and non-revocation of this Agreement, and (ii) additional payments, benefits or services substantially in excess of the amounts to which YOU would be entitled under the Employment Agreement.

6.	YOU acknowledge that DDR has advised YOU that the release contained in this Agreement does not apply to any rights or claims that may arise after the execution date of this Agreement. YOU further acknowledge that DDR has advised YOU to consult with an attorney before signing this Agreement. YOU also acknowledge that YOU were offered up to twenty-one (21) days to consider this Agreement. For seven (7) days after this Agreement is executed (the “Revocation Period”), YOU have the right to revoke the Agreement. This Agreement shall not become effective or enforceable, and YOU shall not receive the payments, benefits and services described in Paragraph 5 above, until such Revocation Period has expired. YOUR written notice of the revocation of this Release shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or personal delivery to the following address: Senior Vice President of Human Resources, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122.

7.	YOU acknowledge that the promises referred to in Paragraph 5 and the waiver by DDR of YOUR covenant not to compete referred to in Paragraph 11 are solely in exchange for the promises in this Agreement and are not normally available to DDR’s employees. YOU further acknowledge that DDR’s agreement to pay and provide the amounts described in Paragraph 5 and the waiver by DDR of YOUR covenant not to compete referred to in Paragraph 11 do not constitute an admission by the DDR Released Parties of liability or of violation of any applicable law or regulation. DDR states that payment and its waiver of YOUR covenant not to compete referred to in Paragraph 11 has been provided solely for the purpose of compromising any and all claims without the cost and burden of litigation and in light of YOUR service as an employee and the parties’ desire to accomplish a mutually amicable separation.

8.	No later than the 15th day following the Separation Date (or such other date to which YOU and DDR mutually agree), YOU shall deliver to Human Resources any property of DDR in YOUR control or possession, including keys, documents, computer software and hardware (except as provided below), manuals, office equipment, phones and PDAs, credit cards and files. DDR and YOU agree that YOU will retain possession of the laptop computer previously provided to YOU by DDR.

9.	The applicable provisions of the DDR plans covering equity and incentive awards shall govern any equity and incentive awards previously granted to YOU or to which YOU are entitled. In particular, YOU and DDR acknowledge that:
a.	YOU were granted 40,000 restricted DDR Common Shares under a 2009 Retention Award Agreement with DDR (the “Restricted Shares”) and 10,000 of the Restricted Shares fully vested on December 31, 2009. All vested and unvested Restricted Shares will not be forfeited by YOU as a result of the Separation Date, but instead any unvested Restricted Shares will remain outstanding and will continue to vest according to the vesting schedule described in the 2009 Retention Award Agreement;

b.	Pursuant to the terms of DDR’s Value Sharing Equity Program (“VSEP”), YOU may earn and receive, on the date or dates provided for in the VSEP, Award Shares (as defined in the VSEP, the “VSEP Award Shares”), in accordance with the provisions of the VSEP. Under the VSEP, any vested or unvested VSEP

Award Shares earned, held by YOU or that YOU are entitled to receive under the VSEP will not be forfeited as a result of the Separation Date, but instead unvested VSEP Award Shares will be issued as provided in the VSEP and/or will remain outstanding and will continue to vest according to the vesting schedule described in the VSEP;

c.	YOU have previously been granted options with respect to 96,273 DDR Common Shares pursuant to DDR’s equity-based award plans (the “Stock Options”), which Stock Options are fully vested as of the date of this Agreement. YOU shall have the applicable time periods provided for under the applicable equity-based award plans and award agreements, as communicated to YOU by DDR, to exercise the Stock Options;

d.	YOU are entitled to all rights to any amounts deferred pursuant to the DDR Elective Deferred Compensation Plan (Amended and Restated as of January 1, 2004) (the “Nonqualified Plan”), including the right to take distributions in accordance with the provisions of the Nonqualified Plan;

e.	YOU are a party to an Outperformance Long-Term Incentive Plan Agreement with DDR (the “Outperformance Agreement”), and YOUR right to receive a payment, if any, under the Outperformance Agreement is not subject to forfeiture based on your Separation Date. YOU shall be entitled to receive payment, if any, under the terms and provisions of the Outperformance Agreement; and

f.	YOU shall be entitled to receive, to the extent not already paid, a lump sum amount equal to YOUR bonus compensation actually earned by YOU for the 2009 fiscal year in a lump sum payment, less all applicable deductions, on the same date as it would have been paid if the Separation Date had not occurred, but in any event not later than March 15, 2010, which bonus compensation will be not less than the target amount to which you are entitled under the Employment Agreement.
10.	This Agreement, including without limitation the release provisions, is being presented in accordance with and shall be deemed to fully satisfy DDR’s obligations and rights under the Employment Agreement, including Section 6 of the Employment Agreement. YOUR failure to execute and return this Agreement within a reasonable period of time relieves DDR of any obligation to make payments to YOU under the Employment Agreement or otherwise (including under Paragraph 5 of this Agreement) or to waive YOUR covenant not to compete as described in Paragraph 11 of this Agreement.

11.	YOUR covenants and obligations, as more fully described in Section 7 of the Employment Agreement, including without limitation YOUR non-solicitation covenant as provided for in Section 7(b) of the Employment Agreement, remain in full force and effect; provided, however, that, notwithstanding anything in this Agreement to the contrary, YOUR compliance with YOUR covenant not to compete, as provided for in Section 7(a)(i) of the Employment Agreement, is hereby waived by DDR. Additionally,

YOUR obligations detailed in Section 9(b) of the Employment Agreement remain in full force and effect, and DDR’s obligations provided for under Section 8 of the Employment Agreement remain in full force and effect. These obligations shall survive, regardless of any other breach of this Agreement.

12.	If requested by DDR, YOU will sign the management representation letter required by PricewaterhouseCoopers LLP in connection with their annual audit of DDR’s consolidated financial statements as of December 31, 2009 and 2008 and for the three years ended December 31, 2009 prior to the filing of DDR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

13.	YOU also acknowledge that YOU have carefully read and fully understand the terms, considerations, and consequences of this Agreement, including the release of any of YOUR potential claims. YOU further acknowledge that YOU have not relied upon any other representations or statements, whether written or oral, and that this Agreement contains the entire agreement between YOU and DDR regarding the termination of YOUR employment with DDR. YOU further acknowledge that the covenants and promises made by YOU in this Agreement are in consideration of the payments and other promises made hereunder by DDR, which YOU acknowledge to be sufficient, just and adequate consideration for YOUR covenants and promises. YOU acknowledge that but for YOUR execution of this Agreement, YOU would not be entitled to all of the amounts or benefits being paid or provided to YOU hereunder.

14.	In the event that any provision of this Agreement, with the exception of YOUR release of claims, is found, by any court or governmental agency, to be unlawful or unenforceable, DDR and YOU have the right to require the other party to continue complying with the remaining provisions of this Agreement or the Agreement as a whole as may be modified by the court. In the event of a breach of this Agreement by YOU or DDR, either party may seek relief and/or enforcement in a court of competent jurisdiction.

15.	The parties agree that: (a) neither this Agreement nor compliance with its terms shall be construed as an admission by DDR Released Parties of a violation of any statutory, contractual, quasi-contractual, common law or other right of YOURS; and (b) neither this Agreement nor the fact of its delivery to YOU shall be admissible in any proceeding as evidence of unlawful or improper conduct by DDR Released Parties. DDR Released Parties expressly disclaim any liability to YOU arising out of YOUR employment, separation of employment and otherwise.

16.	The Parties agree that this Agreement shall be construed in accordance with Ohio law, that any action brought by any party hereunder may be instituted and maintained only in the appropriate court having jurisdiction over Cuyahoga County, Ohio, and that this Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
/s/ William H. Schafer	By:	/s/ Daniel B. Hurwitz
William H. Schafer		Name:	Daniel B. Hurwitz
		Title:	President & CEO

Date: 1/26/10		Date: 1/26/10

12